Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Putnam California Tax Exempt Income Fund:

We consent to the use of our report dated November 13, 2006, incorporated herein by reference, on the financial statements of Putnam California Tax Exempt Income Fund, and to the references to our firm under the caption “Financial Highlights” in the proxy statement/prospectus.

Boston, Massachusetts
February 16, 2007